Exhibit 99.1

HCI Group Announces Pricing of $100 Million Offering

of Convertible Senior Notes Due 2019

Tampa, Fla. – December 6, 2013 – HCI Group, Inc. (NYSE:HCI), today announced the pricing of an offering of $100 million aggregate principal amount of 3.875% convertible senior notes due 2019 (the “notes”) in a private placement to qualified, institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The sale of the notes is expected to close on December 11, 2013, subject to customary closing conditions.

HCI also granted the initial purchasers of the notes an option to purchase up to an additional $15 million aggregate principal amount of the notes.

The notes will be senior unsecured obligations of HCI and will pay interest semiannually at a rate of 3.875%. The notes will mature on March 15, 2019, unless converted in accordance with their terms prior to such date. Prior to January 1, 2019, the notes will be convertible only upon the occurrence of specified events; thereafter, until maturity, the notes will be convertible at any time.

The conversion rate for the notes will initially be 16.0090 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $62.47 per share of common stock, and is subject to adjustment in certain circumstances. The initial conversion price represents a premium of approximately 30% to the $48.05 per share closing price of HCI’s common stock on December 5, 2013. Upon conversion, the notes may be settled in cash, shares of HCI’s common stock or any combination thereof, at HCI’s election. HCI will not have the right to redeem the notes prior to maturity.

HCI intends to use up to $30 million of the net proceeds from the offering of the notes to repurchase shares of its common stock pursuant to a prepaid forward contract. HCI intends to use the remaining net proceeds from the offering for general corporate purposes including, but not limited to, working capital.

Under the prepaid forward contract, the repurchased shares are to be delivered over a settlement period in 2019. The prepaid forward is subject to early settlement, in whole or in part, at any time prior to the final settlement date at the option of the forward counterparty, as well as early settlement or settlement with alternative consideration in the event of certain corporate transactions. In the event HCI pays any cash dividends on its common stock, the forward counterparty will pay an equivalent amount to HCI. The shares to be purchased under the prepaid forward will be treated as retired as of the effective date of the prepaid forward, but will remain outstanding for corporate law purposes, including for purposes of any future stockholders votes.

The forward counterparty has advised HCI that in connection with entering into the prepaid forward, it or its respective affiliates expect to enter into derivative transactions relating to HCI’s common stock with purchasers of the notes who are hedging their exposure to the notes, and that it or its respective affiliates expect to purchase in secondary market transactions or otherwise acquire shares of HCI’s common stock prior to or at the time of settlement of the prepaid forward. These activities could have the effect of increasing, or preventing a decline in, the trading price of HCI’s common stock, concurrently with or following the pricing of the notes and during the term of the prepaid forward, including the settlement period related to such transactions.

The notes and the shares of common stock issuable upon conversion of the notes, if any, have not been and will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws. HCI does not intend to apply to list the notes on any securities exchange or automated dealer quotation system.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer of these securities will be made only by means of a private offering memorandum.

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 Index and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” Its 7% Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel 813-405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel 949-574-3860

hci@liolios.com